Exhibit 99.1

KIRBY CORPORATION	Contact: Eric Holcomb
713-435-1545

FOR IMMEDIATE RELEASE

KIRBY CORPORATION SIGNS AGREEMENT TO PURCHASE
HIGMAN MARINE, INC.

Houston, Texas (February 4, 2018) – Kirby Corporation ("Kirby") (NYSE: KEX) today announced the signing of a definitive agreement to acquire Higman Marine, Inc. and its affiliated companies (“Higman”), for approximately $419 million in cash, subject to certain closing adjustments.  The purchase will be financed through additional borrowings.

Higman’s marine transportation fleet consists of 159 inland tank barges with 4.8 million barrels of capacity, and 75 inland towboats.  Higman’s fleet moves petrochemicals, refined petroleum products, crude oil, natural gas condensate, and black oil on the Mississippi River System and Gulf Intracoastal Waterway for large midstream and global integrated oil companies.  The closing of the acquisition is expected to occur in the first quarter and is subject to customary closing conditions.

David Grzebinski, Kirby’s President and Chief Executive Officer, commented, “The acquisition of Higman and its young fleet of well-maintained inland tank barges and towboats is an excellent fit with Kirby’s operations.  Higman’s inland fleet of 30,000 barrel tank barges, approximately 80% of which are clean and 20% heated black oil vessels, has an average age of seven years, and is one of the younger fleets in the industry.  With an average age of seven years, the addition of Higman’s towboats to Kirby’s horsepower profile will allow us to avoid significant future capital outlays for new towboats.”

Mr. Grzebinski continued, “Depending on the purchase price allocations, we expect this acquisition will be earnings neutral in 2018 as it will take time to align Higman’s tank barge utilization rates with Kirby’s, and industry pricing has not yet improved from historically low levels.  Additionally, while debt levels will increase in the near term, Kirby’s financial policies remain unchanged, and we expect to rapidly deleverage post-acquisition, which is consistent with our history.”

Mr. Grzebinski concluded, “Overall, as the inland market begins its recovery, the timing of the Higman acquisition is ideal as it will further upgrade our fleet and ultimately allow Kirby to emerge from the downturn larger, more efficient, and better able to serve our customers.  As the cycle improves, and we realize the benefits of integration efficiencies and synergies, this acquisition will improve the earnings potential for Kirby in the future.”

Kirby has scheduled a conference call for 7:30 a.m. Central time tomorrow, February 5, 2018, to discuss the acquisition. The conference call number is 866-271-8025 for domestic callers and 724-987-5618 for international callers.  The conference ID for the conference call is 4783438.  An audio playback will be available at 10:30 a.m. Central time on Monday, February 5, 2018 through 11:00 p.m. Central time on Monday, February 12, 2018, by dialing 855-859-2056 for domestic and 404-537-3406 for international callers.  The conference ID for the replay is 4783438.

A presentation with more information on the Higman acquisition will be made available on the Investor Relations page on Kirby’s website at www.kirbycorp.com/investor-relations/ prior to the start of the conference call.

55 Waugh Drive     Suite 1000    P.  O.  Box 1745     Houston, Texas 77251     713/435-1000     Fax 713/435-1011

Kirby Corporation, based in Houston, Texas, is the nation’s largest domestic tank barge operator transporting bulk liquid products throughout the Mississippi River System, on the Gulf Intracoastal Waterway, coastwise along all three United States coasts, and in Alaska and Hawaii.  Kirby transports petrochemicals, black oil, refined petroleum products and agricultural chemicals by tank barge.  In addition, Kirby participates in the transportation of dry-bulk commodities in United States coastwise trade.  Through the distribution and services segment, Kirby provides after-market service and parts for engines, transmissions, reduction gears, and related equipment used in oilfield services, marine, power generation, on-highway, and other industrial applications.  Kirby also rents equipment including generators, forklifts, pumps, and compressors for use in a variety of industrial markets, and manufactures and remanufactures oilfield service equipment, including pressure pumping units, for land-based oilfield service customers.

Statements contained in this press release with respect to the future are forward-looking statements.  These statements reflect management’s reasonable judgment with respect to future events.  Forward-looking statements involve risks and uncertainties.  Actual results could differ materially from those anticipated as a result of various factors, including cyclical or other downturns in demand, significant pricing competition, unanticipated additions to industry capacity, changes in the Jones Act or in U.S. maritime policy and practice, fuel costs, interest rates, weather conditions and timing, magnitude and number of acquisitions made by Kirby.  Forward-looking statements are based on currently available information and Kirby assumes no obligation to update any such statements.  A list of additional risk factors can be found in Kirby’s annual report on Form 10-K for the year ended December 31, 2016, and the subsequent quarterly report on Form 10-Q for the quarterly period ended September 30, 2017.